Exhibit 99.1

Pinterest Appoints Instacart CFO Emily Reuter to Board of Directors

San Francisco – September 19, 2025 – Pinterest, Inc. (NYSE: PINS) today announced that Emily Reuter, Chief Financial Officer of Instacart, has joined the company’s Board of Directors, effective September 18.

“Emily is a seasoned executive who has scaled some of the world’s most dynamic technology and e-commerce businesses, including Instacart and Uber,” said Bill Ready, Chief Executive Officer of Pinterest. “Her experience will be invaluable as we execute Pinterest’s strategy of becoming a global leader in AI-powered shopping.”

Reuter joined Instacart in 2024 and serves as Chief Financial Officer, leading the company’s finance, accounting, and corporate development functions. Previously, she spent nearly a decade at Uber in several senior finance and operational roles, including as CFO of Uber’s most profitable segment, the Mobility (Rides) business.

“I’m honored to join Pinterest’s Board of Directors at such a transformational time for the business,” said Reuter. “As a long-time user and believer in Pinterest’s mission, I’ve seen firsthand how technology and AI can reimagine the way people shop. With over half a billion monthly active users, Pinterest is uniquely positioned to expand its global scale. I look forward to supporting the talented team as the platform continues to innovate and grow.”

She holds a Bachelor of Arts in Political Science from Yale University and a Master of Business Administration from Stanford University Graduate School of Business.

About Pinterest

Pinterest is a visual search and discovery platform where people find inspiration, curate ideas, and shop products—all in a positive place online. Headquartered in San Francisco, Pinterest launched in 2010 and has over half a billion monthly active users worldwide.

Contact
Press
Tessa Chen
press@pinterest.com

Investor Relations
Andrew Somberg
ir@pinterest.com